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COMPANY CONTACTS:
Robert S. McMillan                        Robert Meloche
Chief Financial Officer                   Public Relations Manager
New Horizons Worldwide Inc.               New Horizons Computer Learning Centers
(714) 438-9473                            (714) 431-9249
bob.mcmillan@newhorizons.com              rob.meloche@newhorizons.com


                 NEW HORIZONS WORLDWIDE ACQUIRES ITS CHARLOTTE,
                  NORTH CAROLINA AND SACRAMENTO AND STOCKTON,
                         CALIFORNIA FRANCHISE LOCATIONS

MORGANVILLE, N.J. - APRIL 5, 1999 - New Horizons Worldwide Inc. (Nasdaq: NEWH), the world's largest independent IT training company, today announced the acquisition of its franchise locations in Charlotte, North Carolina and Sacramento and Stockton, California.

     New Horizons purchased the assets of the Charlotte location for consideration including approximately $3.2 million in cash and 40,088 shares of New Horizons stock. Based upon Thursday's closing price on The Nasdaq Stock Market of $19 15/16, the transaction is valued at approximately $4 million. The selling shareholder will also receive additional consideration, in cash and stock, if certain future performance targets are achieved. The Sacramento and Stockton locations were purchased for consideration of approximately $3.2 million in cash. New Horizons anticipates the acquisitions to be accretive to earnings per share.

     New Horizons Computer Learning Center of Charlotte had revenues of $4 million in 1998, and is expected to have 1999 revenues in excess of $5 million. New Horizons Computer Learning Centers of Sacramento and Stockton had combined revenues of $7 million in 1998, and are expected to have revenues in excess of $8 million in 1999. Charlotte, Sacramento and Stockton all provide training under the Microsoft Certified Technical Education Center (CTEC) and Novell Authorized Education Center (NAEC) programs. The local management teams will remain in place.


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New Horizons Acquires Its Charlotte, Sacramento and Stockton         Page 2 of 2
Franchise Locations

     "We are very pleased to be adding these centers to our company-owned division," said Thomas J. Bresnan, president of New Horizons Worldwide Inc. "The owners in these locations have built strong, profitable businesses and are fully established in their local markets. We look forward to continued success in these locations."

     With the acquisition of these three locations, New Horizons has successfully acquired and integrated seven training centers in the last 12 months that had been operated by franchisees. The repurchased locations in Memphis, Nashville, Hartford, Albuquerque, Charlotte, Sacramento and Stockton are expected to generate consolidated annualized revenues of $32 million. New Horizons continues to pursue its strategy of buying back franchise locations that are profitable, located in strategic markets and have quality management. The Company expects to close additional transactions this year.

ABOUT NEW HORIZONS WORLDWIDE INC.

     New Horizons Worldwide Inc. (Nasdaq: NEWH) is the world's largest independent IT training company, meeting the needs of more than 2.4 million students each year. New Horizons offers a variety of flexible training choices: instructor-led classes, Web-based training, computer-based training, computer labs, certification exam preparation tools and 24-hour, seven-day-a-week help desk support. New Horizons has a company-owned and franchised network of more than 200 locations in 30 countries.

     In 1998 New Horizons had corporate revenues of $73 million and system-wide training revenues of $358 million. For more information, or to find the center nearest you, visit the New Horizons Web site at www.newhorizons.com or call 1-800-PC-LEARN.

     This press release contains forward-looking statements based upon current expectations which are covered under the "safe harbor" provision within the Private Securities Litigation Reform Act of 1995. Actual results and events related to the acquisition may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, New Horizons' ability to effectively integrate the acquired businesses, overall economic, market and industry conditions, and the risks described from time to time in New Horizons' reports as filed with the Securities and Exchange Commission.

     All brand names, product names, company names and trademarks contained in this release are the property of their respective owners.